EXHIBIT 99.1

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

O’Charley’s Inc.
Nashville, Tennessee:

      We have audited the consolidated balance sheets of O’Charley’s Inc. and subsidiaries (the Company) as of December 29, 2002 and December 30, 2001, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 29, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of O’Charley’s Inc. and subsidiaries as of December 29, 2002 and December 30, 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 29, 2002, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

KPMG LLP

Nashville, Tennessee

February 5, 2003, except as to note 18,
which is as of January 30, 2004

O’CHARLEY’S INC.

CONSOLIDATED BALANCE SHEETS

	December 29,	December 30,
	2002	2001

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$8,311	$6,369
Accounts receivable, less allowance for doubtful accounts of $188 in 2002 and $153 in 2001	4,800	4,348
Inventories	18,300	18,288
Deferred income taxes	4,255	3,914
Short-term notes receivable	2,950	2,025
Other current assets	2,288	1,611

Total current assets	40,904	36,555
Property and equipment, net	381,553	330,553
Other assets	6,334	16,322

	$428,791	$383,430

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,284	$11,334
Accrued payroll and related expenses	13,328	10,789
Accrued expenses	10,387	9,490
Deferred revenue	8,712	4,974
Federal, state and local taxes	8,595	7,266
Current portion of long-term debt and capitalized leases	8,015	7,924

Total current liabilities	62,321	51,777
Long-term debt, net of current portion	98,164	89,181
Capitalized lease obligations, net of current portion	25,923	24,824
Deferred income taxes	7,796	9,576
Other liabilities	4,623	3,870
Shareholders’ equity:
Common stock — No par value; authorized, 50,000,000 shares; issued and outstanding, 18,838,826 in 2002 and 18,392,554 in 2001	116,171	110,636
Accumulated other comprehensive loss, net of tax	(931)	(490)
Retained earnings	114,724	94,056

Total shareholders’ equity	229,964	204,202

	$428,791	$383,430

See notes to the consolidated financial statements

O’CHARLEY’S INC.

CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended

	December 29,	December 30,	December 31,
	2002	2001	2000

	(In thousands, except per share data)
Revenues:
Restaurant sales	$495,112	$440,875	$373,700
Commissary sales	4,800	4,056	3,562

	499,912	444,931	377,262
Costs and expenses:
Cost of restaurant sales:
Cost of food and beverage	140,023	129,062	109,480
Payroll and benefits	154,311	138,009	115,029
Restaurant operating costs	86,315	76,788	64,818
Cost of commissary sales	4,488	3,808	3,341
Advertising, general and administrative expenses	37,677	29,979	24,480
Depreciation and amortization	25,527	22,135	18,202
Asset impairment and exit costs	—	5,798	—
Preopening costs	5,074	5,654	4,705

	453,415	411,233	340,055

Income from operations	46,497	33,698	37,207
Other (income) expense:
Interest expense, net	5,556	6,610	7,398
Other, net	(118)	189	24

	5,438	6,799	7,422

Earnings before income taxes and cumulative effect of change in accounting principle	41,059	26,899	29,785
Income taxes	14,268	9,347	10,425

Earnings before cumulative effect of change in accounting principle	26,791	17,552	19,360
Cumulative effect of change in accounting principle, net of tax	(6,123)	—	—

Net earnings	$20,668	$17,552	$19,360

Basic earnings per common share before cumulative effect of change in accounting principle	$1.44	$0.99	$1.24
Cumulative effect of change in accounting principle, net of tax	(0.33)	—	—

Basic earnings per common share	$1.11	$0.99	$1.24

Diluted earnings per common share before cumulative effect of change in accounting principle	$1.35	$0.93	$1.17
Cumulative effect of change in accounting principle, net of tax	(0.31)	—	—

Diluted earnings per common share	$1.04	$0.93	$1.17

See notes to the consolidated financial statements

O’CHARLEY’S INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME

			Accumulated
	Common Stock		Other
			Comprehensive	Retained
	Shares	Amount	Loss, net	Earnings	Total

	(In thousands)
Balance, December 26, 1999	15,502	$65,732	$(186)	$57,143	$122,689
Comprehensive income:
2000 net earnings	—	—	—	19,360	19,360
Change in unrealized loss on available for sale securities, net of tax	—	—	(34)	—	(34)

Total comprehensive income					19,326

Repurchase of common stock	(52)	(584)	—	—	(584)
Exercise of employee stock options including tax benefits	196	1,436	—	—	1,436
Shares issued under CHUX Ownership Plan	58	623	—	—	623

Balance, December 31, 2000	15,704	67,207	(220)	76,503	143,490
Comprehensive income:
2001 net earnings	—	—	—	17,552	17,552
Change in unrealized loss on available for sale securities, net of tax	—	—	220	—	220
Market value of derivatives, net of tax	—	—	(490)	—	(490)

Total comprehensive income					17,282

Repurchase of common stock	(286)	(5,153)	—	—	(5,153)
Sale of common stock	2,300	41,744	—	—	41,744
Exercise of employee stock options including tax benefits	593	5,619	—	—	5,619
Shares issued under CHUX Ownership Plan	82	1,219	—	—	1,219

Balance, December 30, 2001	18,393	110,636	(490)	94,056	204,202
Comprehensive income:			—	—	—
2002 net earnings				20,668	20,668
Market value of derivatives, net of tax	—	—	(441)	—	(441)

Total comprehensive income					20,227

Exercise of employee stock options net of shares tendered, including tax benefits	361	4,097	—	—	4,097
Shares issued under CHUX Ownership Plan	85	1,438	—	—	1,438

Balance, December 29, 2002	18,839	$116,171	$(931)	$114,724	$229,964

See notes to the consolidated financial statements

O’CHARLEY’S INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended

	December 29,	December 30,	December 31,
	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net earnings	$20,668	$17,552	$19,360
Adjustments to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of accounting change, net of tax	6,123	—	—
Depreciation and amortization — property and equipment and goodwill	25,527	22,135	18,202
Amortization of debt issuance costs	380	237	139
Deferred income taxes	1,845	(1,336)	2,052
(Gain) loss on the sale and involuntary conversion of assets	(63)	104	10
Asset impairment and exit costs	—	5,798	—
Changes in assets and liabilities, excluding the effects of the Stoney River acquisition:
Accounts receivable	(452)	(712)	(1,441)
Inventories	(12)	(5,683)	(3,684)
Other current assets and short term notes receivable	(677)	(2,243)	(614)
Accounts payable	1,950	(1,305)	3,321
Deferred revenue	3,738	1,638	762
Accrued payroll and other accrued expenses	4,766	8,707	1,535
Tax benefit derived from exercise of stock options	1,100	1,816	368

Net cash provided by operating activities	64,893	46,708	40,010
Cash flows from investing activities:
Additions to property and equipment	(69,711)	(73,467)	(56,796)
Acquisition of company, net of cash acquired	—	—	(15,849)
Proceeds from the sale of assets	2,018	1,355	293
Other, net	(1,083)	(860)	56

Net cash used in investing activities	(68,776)	(72,972)	(72,296)
Cash flows from financing activities:
Proceeds from long-term debt	9,000	38,700	38,000
Payments on long-term debt and capitalized lease obligations	(7,610)	(49,573)	(7,099)
Debt issuance costs	—	(659)	(348)
Net proceeds from sale of common stock	—	41,744	—
Exercise of employee incentive stock options and issuances under stock purchase plan	4,435	5,022	1,691
Repurchase of common stock	—	(5,153)	(584)

Net cash provided by financing activities	5,825	30,081	31,660

Increase (decrease) in cash and cash equivalents	1,942	3,817	(626)
Cash and cash equivalents at beginning of the year	6,369	2,552	3,178

Cash and cash equivalents at end of the year	$8,311	$6,369	$2,552

See notes to the consolidated financial statements

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies

      O’Charley’s Inc. (the “Company”) owns and operates 182 (at December 29, 2002) full-service restaurant facilities in 15 southeastern and midwestern states under the trade name of “O’Charley’s” and six full-service restaurant facilities under the trade name of “Stoney River Legendary Steaks.” The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated. The Company’s fiscal year ends on the last Sunday in December. Fiscal 2002 was comprised of 52 weeks, which ended December 29, 2002. Fiscal 2001 was comprised of 52 weeks, which ended December 30, 2001. Fiscal 2000 was comprised of 53 weeks, which ended December 31, 2000. The prior years’ consolidated statement of earnings has been reclassified to conform to the current year presentation. Also see Note 19.

      Cash Equivalents. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company had cash equivalents of $8.5 million and $2.1 million at December 29, 2002 and December 30, 2001, respectively. These cash equivalents consist entirely of overnight repurchase agreements of government securities.

      Inventories are valued at the lower of cost (first-in, first-out method) or market and consist primarily of food, beverages and supplies.

      Preopening Costs represent costs incurred prior to a restaurant opening and are expensed as incurred.

      Investments. The Company owns certain marketable securities that are accounted for in accordance with Statement of Financial Accounting Standards No. 115 “Accounting for Certain Debt and Equity Securities”. Marketable securities are classified as available for sale securities and are carried at fair value, with the unrealized gains and losses recorded in a separate component of shareholders’ equity, net of tax unless there is a decline in value which is considered to be other than temporary, in which case the cost of such security is written down to fair value and the amount of the write down is reflected in earnings. At December 29, 2002 and December 30, 2001, the fair value and cost of such securities was approximately $256,000.

      Property and Equipment are stated at cost and depreciated on a straight-line method over the following estimated useful lives: buildings and improvements — 30 years; furniture, fixtures and equipment — 3 to 10 years. Leasehold improvements are amortized over the lesser of the asset’s estimated useful life or the expected lease term. Equipment under capitalized leases is amortized to its expected value to the Company at the end of the lease term. Gains or losses are recognized upon the disposal of property and equipment, and the asset and related accumulated depreciation and amortization are removed from the accounts. Maintenance, repairs and betterments that do not enhance the value of or increase the life of the assets are expensed as incurred.

      Excess of Cost Over Fair Value of Net Assets Acquired (goodwill), represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, as of December 31, 2001. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimated useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

      In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Statement required the Company to perform an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of December 31, 2001. The Company was required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of December 31, 2001. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, the Company would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. In this step, the Company compared the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which were measured as of the date of adoption. The implied fair value of goodwill was determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, “Business Combinations.” The residual fair value after this allocation was the implied fair value of the reporting unit goodwill. Because the first step of the transitional impairment test indicated that all the goodwill was impaired, the second step was not necessary and the Company recorded a non-cash pre-tax charge of $9.9 million, or $0.31 per diluted share, as a cumulative effect of a change in accounting principle effective December 31, 2001 for the goodwill associated with the Stoney River reporting unit.

      Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over 20 years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. All other intangible assets were amortized on a straight-line basis over 5 years.

      Impairment of Long-Lived Assets. The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” as of December 30, 2001. Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset held for sale, broadens the scope of business to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 in the first quarter of 2002. The adoption of SFAS No. 144 did not affect the Company’s financial statements.

      In accordance with SFAS No. 144, long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

      Revenues consist of restaurant sales and to a lesser extent commissary sales. Restaurant sales include food and beverage sales and are net of applicable state and local sales taxes. Restaurant sales are recognized upon delivery of services. Proceeds from the sale of gift cards and certificates are deferred and recognized as revenue as they are redeemed. Commissary sales represent sales to outside parties consisting primarily of sales of O’Charley’s branded food items, primarily salad dressings, to retail grocery chains, mass merchandisers and wholesale clubs. Commissary sales are recognized when delivery occurs, the revenue amount is determinable and when collection is reasonably assured.

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Advertising Costs. The Company expenses advertising costs as incurred, except for certain advertising production costs that are expensed the first time the advertising takes place. Advertising expense for fiscal years 2002, 2001 and 2000, totaled $17.0 million, $13.3 million, and $9.5 million, respectively.

      Income Taxes are accounted for in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of earnings in the period that includes the enactment date.

      Stock Option Plan. The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, and interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net earnings if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

	2002	2001	2000

	(In thousands)
Net earnings, as reported	$20,668	$17,552	$19,360
Add stock-based employee compensation expense included in reported net earnings, net of tax	366	—	—
Deduct total stock-based employee compensation expense determined under fair-value-based method for all rewards, net of tax	(1,980)	(1,572)	(1,611)

Pro forma net earnings	$19,054	$15,980	$17,749

Earnings per share:
Basic — as reported	$1.11	$0.99	$1.24
Basic — pro forma	$1.02	$0.89	$1.14
Diluted — as reported	$1.04	$0.93	$1.17
Diluted — pro forma	$0.96	$0.84	$1.07

      Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1997, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average assumptions used for grants in each respective year is as follows:

	2002	2001	2000

Risk-free investment interest	4.7%	5.5%	5.6%
Expected life in years	4.9	6.1	6.8
Expected volatility	50.7%	49.6%	50.8%
Fair value of options granted (per share)	$10.69	$9.78	$7.32

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Per Share Data. Basic earnings per common share have been computed by dividing net earnings by the weighted average number of common shares outstanding during each year presented. Diluted earnings per common share have been computed by dividing net earnings by the weighted average number of common shares outstanding plus the dilutive effect of options outstanding during the applicable periods.

      Stock Repurchase. Under Tennessee law, when a corporation purchases its common stock in the open market, such repurchased shares become authorized but unissued. The Company reflects the purchase price of any such repurchased shares as a reduction of additional paid-in capital and common stock.

      Fair Value of Financial Instruments. SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair values of most on-and-off balance sheet financial instruments for which it is practicable to estimate that value. The scope of SFAS No. 107 excludes certain financial instruments such as trade receivables and payables when the carrying value approximates the fair value, employee benefit obligations, lease contracts, and all nonfinancial instruments such as land, buildings, and equipment. The fair values of the financial instruments are estimates based upon current market conditions and quoted market prices for the same or similar instruments as of December 29, 2002 and December 30, 2001. Book value approximates fair value for substantially all of the Company’s assets and liabilities that fall under the scope of SFAS No. 107.

      Derivative Instruments and Hedging Activities. All derivatives are recognized on the consolidated balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of the variability of cash flows to be paid related to a recognized liability. The Company assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. The Company also determines how ineffectiveness will be measured. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. If it is determined that a derivative is ineffective as a hedge, the Company discontinues hedge accounting prospectively.

      During fiscal 2001, the Company entered into interest rate swap agreements to reduce its exposure to market risks from changing interest rates. These agreements were designated as cash flow hedges. For interest rate swaps, the differential to be paid or received is accrued and recognized in interest expense and may change as market interest rates change. If the swaps were to be terminated prior to their maturity, the gain or loss would be recognized over the remaining original life of the swap if the item hedged remained outstanding, or immediately if the item hedged did not remain outstanding.

      Comprehensive Income. SFAS No. 130, “Reporting Comprehensive Income,” establishes rules for the reporting of comprehensive income and its components. Comprehensive income, presented in the Consolidated Statement of Shareholders’ Equity and Comprehensive Income, consists of net income and unrealized gains (losses) on available for sale securities and interest rate swaps. Other comprehensive loss, net of tax, for 2002 was $441,000. The accumulated other comprehensive loss is comprised of an unrealized loss on derivative financial instruments of $931,000, net of tax at December 29, 2002.

      Operating Segments. Due to similar economic characteristics, as well as a single type of product, production process, distribution system and type of customer, the Company reports the operations of its two concepts on an aggregated basis and does not separately report segment information. Revenues from external customers are derived principally from food and beverage sales. The Company does not rely on any major customers as a source of revenue. As a result, separate segment information is not disclosed.

      Use of Estimates. Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

      Accounting Changes and Recent Accounting Pronouncements. In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria which intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”.

      The Company adopted the provisions of SFAS No. 141 on July 1, 2001, except with regard to business combinations initiated prior to July 1, 2001. SFAS No. 142 was adopted by the Company effective December 31, 2001. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized prior to the adoption of SFAS No. 142.

      As of the date of adoption, the Company had unamortized goodwill in the amount of $10.0 million, which was subject to the transition provisions of SFAS No. 142. Amortization expense related to goodwill was $544,000 for the year ended December 30, 2001. During the second quarter of 2002, the Company completed the required goodwill transitional impairment tests under SFAS No. 142 as of December 31, 2001 and recorded a non-cash pretax charge of $9.9 million ($6.1 million after tax or $0.31 per diluted share). This charge is recorded in the consolidated statement of earnings for the year ended December 29, 2002 as a cumulative effect of a change in accounting principle. The Company identified the reporting units as required by SFAS No. 142 and determined the carrying value of each reporting unit by assigning the assets and liabilities, including existing goodwill and intangible assets, to the reporting units at December 31, 2001. The impaired goodwill was related to the Stoney River reporting unit. The amount of the charge was determined by comparing the fair value of the Stoney River reporting unit to the fair value of its net assets, exclusive of goodwill, at December 30, 2001. The fair value of the Stoney River reporting unit was determined by a combination of two approaches: the market approach and the income approach. The market approach values the reporting unit by comparing market multiples of revenue and cash flow for similar concepts. The market approach also uses comparable purchase transactions of similar concepts. The income approach values the reporting unit by discounting the expected future cash flows of the reporting unit. The table below sets forth the adjusted 2001 and 2000 fiscal years assuming no goodwill amortization was recognized during that time (in thousands).

	2001	2000

Earnings before income taxes	$26,899	$29,785
Goodwill amortization	544	335

Adjusted earnings before income taxes	27,443	30,120
Adjusted taxes	9,536	10,542

Net earnings	$17,907	$19,578

Basic earnings per share	$1.01	$1.26

Diluted earnings per share	$0.95	$1.18

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In November 2001, the EITF issued EITF Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products”. This standard deals with how a company recognized the effect of discounts and coupons in the financial statements and requires companies to show revenues net of any sales generated by these discounts and coupon redemptions. The Company adopted this standard in the first quarter of 2002. The adoption had no impact on the consolidated financial statements.

      In June 2001, FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on December 30, 2002. The adoption of SFAS No. 143 is not expected to have a material effect on the Company’s financial statements.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendments of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishments of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of SFAS No. 4 is applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of the Statement related to SFAS No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 is not expected to have a material effect on the Company’s consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early applications encouraged.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. The Company has no guarantees that would be required to be disclosed under FASB Interpretation No. 45.

      In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.” This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, and interpretation of ARB No. 51.” This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. It applies in the first fiscal year, or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The application of this Interpretation is not expected to have a material effect on the Company’s consolidated financial statements.

2.     Acquisition

      On May 26, 2000, the Company purchased two existing Stoney River Legendary Steaks restaurants and all associated trademarks and intellectual property for approximately $15.8 million in cash. In addition, the transaction includes an earn-out provision pursuant to which the sellers may receive up to $1.25 million at the end of 2002, $1.25 million at the end of 2003, and $2.5 million at the end of 2004. The potential earn-out is based on the Stoney River concept achieving certain performance thresholds (income before taxes and preopening costs) for such year. The performance thresholds were not satisfied as of the end of 2002 and, accordingly, no earnout was paid in 2002. In the event that these performance thresholds are met in future years, the Company would recognize an expense related to the earn-out provision as all of the goodwill related to the acquisition has been written off. The transaction was accounted for using the purchase method of accounting and, accordingly, the results of operations of Stoney River have been included in the Company’s consolidated financial statements from the date of acquisition. The Stoney River concept is being operated as a wholly-owned subsidiary of the Company. Through December 30, 2001, goodwill resulting from the acquisition was being amortized on a straight-line basis over 20 years. The allocation of the purchase price to the acquired net assets is as follows (in thousands):

Estimated fair value of assets acquired	$5,166
Purchase price in excess of the net assets acquired (goodwill)	10,701
Non-compete agreements	119
Estimated fair value of liabilities assumed	(131)

Cash paid	15,855
Less cash acquired	(6)

Net cash paid for acquisition	$15,849

      The following unaudited pro forma condensed results of operations give effect to the acquisition of Stoney River Legendary Steaks as if such transaction had occurred at the beginning of fiscal 2000:

Fiscal Year 2000 Pro Forma Earnings
(in thousands, except per share data)
Total revenues	$381,108
Earnings before income taxes	28,930
Net earnings	18,804
Basic earnings per share	$1.21
Basic weighted average common shares outstanding	15,584
Diluted earnings per share	$1.14
Diluted weighted average common shares outstanding	16,525

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The foregoing unaudited pro forma amounts are based upon certain assumptions and estimates, including, but not limited to the recognition of interest expense on debt incurred to finance the acquisition and amortization of goodwill over 20 years. The unaudited proforma amounts do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

      The Company has entered into an arrangement with the general manager of each Stoney River restaurant pursuant to which the general manager has acquired a 6% interest in a subsidiary that owns the restaurant that the general manager manages in exchange for a capital contribution to such subsidiary. The Company has also entered into a five-year employment agreement with each general manager. During the five-year employment term, each general manager is prohibited from selling or otherwise transferring his or her 6% interest. Upon the fifth anniversary of the general manager’s capital contribution to the subsidiary, the Company has the option, but not the obligation, to purchase the general manager’s 6% interest for fair market value. In the event the general manager’s employment with the Company terminates prior to the expiration of the five-year term of his employment agreement, the Company has the option, but not the obligation, to purchase the general manager’s 6% interest on the terms set forth in the operating agreement governing the subsidiary. In addition, the general manager’s 6% interest is subject to forfeiture based on certain events set forth in the operating agreement. The Company has entered into a management agreement with the subsidiary whereby the Company provides management services to the subsidiary.

      See Note 19 for a discussion of the Company’s acquisition of Ninety Restaurant and Pub (Ninety Nine).

3.     Property and Equipment

      Property and equipment consist of the following at year-end:

	December 29,	December 30,
	2002	2001

	(In thousands)
Land and improvements	$91,237	$81,275
Buildings and improvements	157,542	133,108
Furniture, fixtures and equipment	106,323	88,514
Leasehold improvements	87,856	73,074
Equipment under capitalized leases	56,218	47,866
Property leased to others	802	1,140

	499,978	424,977
Less accumulated depreciation and amortization	(118,425)	(94,424)

	$381,553	$330,553

      Depreciation and amortization of property and equipment was $25.5 million, $21.6 million and $17.9 million for the years ended December 29, 2002, December 30, 2001, and December 31, 2000, respectively.

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Other Assets

      Other assets consist of the following at year-end:

	December 29,	December 30,
	2002	2001

	(In thousands)
Excess of cost over fair value of net assets acquired (goodwill), net of accumulated amortization of $163 in 2002 and $1,010 in 2001	$159	$10,013
Cash surrender value of life insurance, deferred compensation	2,514	2,588
Marketable securities available for sale	256	256
Notes receivable	917	1,176
Other assets	2,488	2,289

	$6,334	$16,322

      Amortization of goodwill was $0, $544,000 and $335,000 for the years ended December 29, 2002, December 30, 2001 and December 31, 2000, respectively. Included in the notes receivable shown above are notes from related parties. (See note 14)

5.     Accrued Expenses

      Accrued expenses include the following at year-end:

	December 29,	December 30,
	2002	2001

	(In thousands)
Insurance expenses	$5,033	$4,058
Employee benefits	1,543	1,969
Other accrued expenses	3,811	3,463

	$10,387	$9,490

6.     Long-Term Debt

      Long-term debt consists of the following at year-end:

	December 29,	December 30,
	2002	2001

	(In thousands)
Revolving line of credit	$98,000	$89,000
Secured mortgage note payable	181	196
Installment note payable	—	110

	98,181	89,306
Less current portion of long-term debt	(17)	(125)

Long-term debt, net of current portion	$98,164	$89,181

      On January 31, 2000, the Company entered into an amended and restated revolving credit agreement (the “Third Amendment”) which increased its unsecured line of credit facility to $135.0 million from $100.0 million. At December 29, 2002, the $98.0 million outstanding balance carried interest rates from 2.2% to 2.3%. At December 30, 2001, the $89.0 million outstanding balance carried interest rates from 2.7% to 4.3%. At December 29, 2002, the Company was in compliance with all covenants associated with this credit

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

facility. The Company was required to pay commitment fees on the $135 million revolving line of credit. The commitment fees in 2002 ranged from 0.125% to 0.15% depending upon the Company’s performance in meeting certain financial and other covenants. The total amount paid in 2002 for commitment fees was approximately $195,000.

      The secured mortgage note payable at December 29, 2002, bears interest at 10.5% and is payable in monthly installments, including interest, through June 2010. This debt is collateralized by land and buildings having a depreciated cost of approximately $1.0 million at December 29, 2002.

      The installment note payable at December 30, 2001 was paid in full in February 2002.

      The annual maturities of long-term debt as of December 29, 2002, were: $17,000 — 2003; $19,000 — 2004; $21,000 — 2005; $98.0 million — 2006; $25,000 — 2007; and $77,000 thereafter.

      See Note 19 for a discussion of the Ninety Nine acquisition, the Company’s new credit facility and related impact on the Company’s debt agreements.

7.     Lease Commitments

      The Company has various leases for certain restaurant land and buildings under operating lease agreements. Under these leases, the Company pays taxes, insurance and maintenance costs in addition to the lease payments. Certain leases also provide for additional contingent rentals based on a percentage of sales in excess of a minimum rent. The Company leases certain equipment and fixtures under capital lease agreements having lease terms from five to seven years. The Company expects to exercise its options under these agreements to purchase the equipment in accordance with the provisions of the lease agreements.

      As of December 29, 2002, approximately $36.3 million net book value of the Company’s property and equipment is under capitalized lease obligations. Interest rates on capitalized lease obligations range from 4.0% to 7.5%. Future minimum lease payments at December 29, 2002, are as follows:

	Capitalized
	Equipment	Operating
	Leases	Leases

	(In thousands)
2003	$9,389	$7,689
2004	8,911	7,386
2005	8,978	7,169
2006	5,844	7,138
2007	3,276	6,885
Thereafter	2,392	48,881

Total minimum rentals	38,790	$85,148

Less amount representing interest	(4,869)

Net minimum lease payments	33,921
Less current maturities	(7,998)

Capitalized lease obligations, net of current portion	$25,923

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Rent expense for 2000, 2001 and 2002 for operating leases is as follows:

	2002	2001	2000

	(In thousands)
Minimum rentals	$8,104	$7,429	$6,272
Contingent rentals	302	602	614

	$8,406	$8,031	$6,886

      See Note 19.

8.     Derivative Instruments and Hedging Activities.

      The Company uses variable-rate debt to help finance its operations. The debt obligations expose the Company to variability in interest payments due to changes in interest rates. Management believes it is prudent to limit the variability of a portion of its interest payments. To meet this objective, management periodically enters into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swaps change the variable-rate cash flow exposure on the debt obligations to fixed-rate cash flows. Under the terms of the interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt. The swaps have been designated as cash flow hedges.

      Changes in the fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with variable-rate, long-term debt obligations are reported in accumulated other comprehensive income, net of tax. These amounts subsequently are reclassified into interest expense as a yield adjustment of the hedged debt obligation in the same period in which the related interest affects earnings.

      As of December 29, 2002, the Company had in effect $20.0 million in swaps at an average fixed rate of 5.6%, $10.0 million of which matures in January 2004 and $10.0 million of which matures in January 2006. As of December 29, 2002, $931,000 of deferred losses, net of tax, on the swaps were included in accumulated other comprehensive income.

9.     Income Taxes

      The total income tax expense (benefit) for each respective year is as follows:

	2002	2001	2000

	(In thousands)
Earnings before cumulative effect of accounting change	$14,268	$9,347	$10,425
Tax effect of cumulative effect of accounting change	(3,731)	—	—
Shareholders’ equity, tax benefit on market value loss on derivative instruments	(235)	(260)	—
Shareholders’ equity, tax benefit derived from non-statutory stock options exercised	(1,100)	(1,816)	(387)

	$9,202	$7,271	$10,038

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Income tax expense (benefit) related to earnings before cumulative effect of a change in accounting principle for each respective year is as follows:

	2002	2001	2000

	(In thousands)
Current	$12,423	$10,683	$8,373
Deferred	1,845	(1,336)	2,052

	$14,268	$9,347	$10,425

      Income tax expense (benefit) attributable to earnings before cumulative effect of a change in accounting principle differs from the amounts computed by applying the applicable U.S. federal income tax rate to pretax earnings from operations as a result of the following:

	2002	2001	2000

Federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in taxes due to:
State income taxes, net of federal tax benefit	3.1	3.2	3.0
Tax credits and other	(3.3)	(3.4)	(3.0)

	34.8%	34.8%	35.0%

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at each of the respective year ends are as follows:

	2002	2001

	(In thousands)
Deferred tax assets:
Inventories, principally due to uniform capitalization	$714	$56
Goodwill impairment	3,364	—
Accrued expenses, principally due to accruals for workers’ compensation, employee health and retirement benefits	2,446	2,606
Asset impairment and exit cost	2,135	2,242
Other	705	195

Total gross deferred tax assets	9,364	5,099
Deferred tax liabilities:
Property and equipment, principally due to differences in depreciation and capitalized lease amortization	12,905	10,658
Other	—	103

Total gross deferred tax liabilities	12,905	10,761

Net deferred tax liability	$3,541	$5,662

      The net deferred tax liability (asset) at year-end is recorded as follows:

	2002	2001

	(In thousands)
Deferred income taxes, long-term liability	$7,796	$9,576
Deferred income taxes, current asset	(4,255)	(3,914)

	$3,541	$5,662

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      There was no valuation allowance for deferred tax assets recorded as of December 29, 2002, December 30, 2001 and December 31, 2000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

10.     Shareholders’ Equity

      The Company’s charter authorizes 100,000 shares of preferred stock of which the Board of Directors may, without shareholder approval, issue with voting or conversion rights upon the occurrence of certain events. At December 29, 2002, no preferred shares had been issued.

      On December 8, 2000, the Company’s Board of Directors adopted a Shareholders’ Rights Plan (the “Rights Plan”) to protect the interests of the Company’s shareholders if the Company is confronted with coercive or unfair takeover tactics by third parties. Pursuant to the Rights Plan, a dividend of one Right for each share of outstanding share of the Company’s Common Stock was issued to shareholders of record on December 27, 2000. Under certain conditions, each Right may be exercised to purchase one-thousandth of a share of a new Series A Junior Preferred Stock at an exercise price of $80 per Right. Each Right will become exercisable following the tenth day after a person’s or group’s acquisition of, or commencement of a tender exchange offer for 18% or more of the Company’s Common Stock. If a person or group acquires 18% or more of the Company’s Common Stock, each right will entitle its holder (other than the person or group whose action has triggered the exercisability of the Rights) to purchase common stock of either O’Charley’s Inc. or the acquiring company (depending on the form of the transaction) having a value of twice the exercise price of the Rights. The Rights will also become exercisable in the event of certain mergers or asset sales involving more than 50% of the Company’s assets or earning power. The Rights may be redeemed prior to becoming exercisable, subject to approval by the Company’s Board of Directors, for $0.001 per Right. The Rights expire on December 8, 2010. The Company has reserved 50,000 shares of Series A Junior Preferred Stock for issuance upon exercise of the Rights.

11.     Earnings Per Share

      The following is a reconciliation of the weighted average shares used in the calculation of basic and diluted earnings per share.

	2002	2001	2000

	(In thousands)
Weighted average shares outstanding — basic	18,683	17,772	15,584
Incremental stock option shares outstanding	1,103	1,101	941

Weighted average shares outstanding — diluted	19,786	18,873	16,525

      For the fiscal years 2002, 2001, and 2000, the number of anti-dilutive shares excluded from the weighted average shares calculation were approximately 233,000, 73,000, and 1,016,000, respectively.

12.     Stock Compensation and Purchase Plans

      The Company has various incentive stock option plans that provide for the grant of both statutory and nonstatutory stock options to officers, key employees, nonemployee directors and consultants of the Company.

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has reserved 5,545,924 shares of common stock for issuance pursuant to these plans. Options are granted at 100% of the fair market value of common stock on the date of the grant, expire ten years from the date of the grant and are exercisable at various times as previously determined by the Board of Directors. The Company adopted the O’Charley’s 2000 Stock Incentive Plan (the “2000 Plan”) in May 2000. The Company has reserved 3,000,000 shares of common stock for issuance pursuant to the 2000 Plan. At December 29, 2002, options to purchase 939,525 shares of common stock were outstanding under the 2000 Plan. Following adoption of the 2000 Plan, no additional options may be granted pursuant to previously adopted stock option plans. At December 30, 2001, options to purchase 2,583,799 shares of common stock were outstanding under those previously adopted plans. The Company applies APB Opinion No. 25 in accounting for its plan; and, accordingly, no compensation cost has been recognized.

      A summary of stock option activity during the past three years is as follows:

		Weighted-
		Average
	Number of Shares	Exercise Price

Balance at December 26, 1999	3,679,895	$9.21
Granted	544,400	12.50
Exercised	(195,884)	5.69
Forfeited	(177,539)	13.08

Balance at December 31, 2000	3,850,872	9.67
Granted	514,550	17.84
Exercised	(593,285)	6.64
Forfeited	(173,919)	14.49

Balance at December 30, 2001	3,598,218	11.11
Granted	392,500	21.67
Exercised	(366,101)	8.51
Forfeited	(101,293)	13.67

Balance at December 29, 2002	3,523,324	$12.43

      At the end of 2002, 2001 and 2000, the number of options exercisable was approximately 2,180,000, 2,267,000 and 2,362,000, respectively, and the weighted average exercise price of those options was $9.81, $8.82, and $7.48, respectively.

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information about stock options outstanding at December 29, 2002.

Options Outstanding					Options Exercisable

		Weighted-
		Avg.
		Remaining		Weighted-		Weighted-
		Contractual		Average		Average
Exercise Price	Number	Life		Exercise Price	Number	Exercise Price

$1.00 to 4.99	50,775	0.2	years	$4.25	50,775	$4.25
$5.00 to 5.99	699,102	0.8		5.61	699,102	5.61
$6.00 to 7.99	331,238	2.0		7.53	330,035	7.53
$8.00 to 10.99	269,261	3.6		8.95	247,598	8.85
$11.00 to 13.99	575,967	6.1		12.18	335,080	12.19
$14.00 to 15.99	811,806	6.3		15.08	370,640	15.07
$16.00 to 18.99	400,675	8.3		17.84	98,925	17.89
Over $18.99	384,500	9.3		21.69	48,250	23.63

$1.00 to 24.19	3,523,324	5.0		$12.43	2,180,405	$9.81

      In the first quarter of 2002, the Company granted approximately 84,000 restricted stock units to certain of its executive officers and senior management in order to provide retention incentives and to encourage them to meet and exceed budgeted increases in targeted performance criteria. Each restricted stock unit represents the right to receive one share of the Company’s common stock. For each of fiscal years 2002, 2003 and 2004, the compensation committee of the board of directors will establish performance criteria related to targeted earnings per share. If the annual performance targets are achieved, one-third of the restricted stock units will vest in that year and the Company will issue the corresponding number of common shares. In the event the performance criteria are not achieved, the restricted stock units that would have vested related to that fiscal year shall not vest and all rights thereto shall forfeit. In the event that the employment of the individual by the Company is terminated for any reason, no further vesting of restricted stock units shall occur. Compensation cost related to these restricted stock unit awards recognized by the Company during the fiscal year ended December 29, 2002 approximated $560,000.

      The Company has established the CHUX Ownership Plan for the purpose of providing an opportunity for eligible employees of the Company to become shareholders in O’Charley’s. The Company has reserved 675,000 common shares for this plan. The CHUX Ownership Plan is intended to be an employee stock purchase plan, which qualifies for favorable tax treatment under Section 423 of the Internal Revenue Code. The Plan allows participants to purchase common shares at 85% of the lower of 1) the closing market price per share of the Company’s Common Stock on the last trading date of the plan period or 2) the average of the closing market price of the Company’s Common Stock on the first and the last trading day of the plan period. Contributions of up to 15% of base salary are made by each participant through payroll deductions. As of December 29, 2002, 353,955 shares have been issued under this plan.

      During the first quarter of 2003, the Company granted options to purchase approximately 1.1 million shares of common stock to certain senior management, operations management and support staffs of all three restaurant concepts. In addition, the Company granted approximately 134,000 restricted stock units under the 2000 Plan.

13.     Employee Benefit Plans

      The Company has a 401(k) salary reduction and profit-sharing plan called the CHUX Savings Plan (the “Plan”). Under the Plan, employees can make contributions up to 15% of their annual compensation. The Company contributes annually to the Plan an amount equal to 50% of employee contributions, subject to

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain limitations. Additional contributions are made at the discretion of the Board of Directors. Company contributions vest at the rate of 20% each year beginning after the employee’s initial year of employment. Company contributions were approximately $500,000 in 2002, $550,000 in 2001 and $439,000 in 2000.

      The Company maintains a deferred compensation plan for a select group of management employees to provide supplemental retirement income benefits through deferrals of salary, bonus and deferral of contributions which cannot be made to the Company’s 401(k) Plan due to Internal Revenue Code limitations. Participants in this plan can contribute, on a pre-tax basis, up to 50% of their base pay and 100% of their bonuses. The Company contributes annually to this plan an amount equal to a matching formula of each participant’s deferrals. Company contributions were $203,000 in 2002, $248,000 in 2001 and $214,000 in 2000. The amount of the deferred compensation liability payable to the participants is recorded as “other liabilities” on the consolidated balance sheets.

14.     Related-Party Transactions

      At the beginning of 2000, the Company leased two of its restaurants from CWF Associates, Inc., an entity that was controlled by certain directors and Gregory L. Burns, the Company’s chairman of the board and chief executive officer. During 2000, the Company purchased the leased properties for an aggregate of $1.9 million.

      At the beginning of 2000, the Company leased the land and building of four of its restaurants from Two Mile Partners, a partnership whose partners were David K. Wachtel, Jr., who owned 75% and was the managing partner of the partnership and a former director and executive officer of the Company, and Gregory L. Burns, the Company’s chairman of the board and chief executive officer, who owns 25% of the partnership. During 2000, the Company terminated one of the leases. The three remaining leases were to expire at various times through 2007, with options to renew for a term of 10 years. The Company purchased the land and buildings for three of its restaurant sites from Two Mile Partners during January 2002 for $4.3 million.

      The aforementioned related-party transactions are reflected in the consolidated financial statements as follows:

	2002	2001	2000

	(In thousands)
Consolidated statements of operations
Restaurant operating costs:
Rent expense	$29	$330	$448
Contingent rentals	15	160	327

      During 2001, the Company paid a portion of the cash bonuses to its executive officers on a quarterly basis as an advance on the cash bonuses that the Company expected to pay for 2001. The Company did not achieve the targeted level of earnings during 2001 necessary for the payment of cash bonuses to these executive officers. Each of the executive officers has agreed to repay the amounts paid to such officer as a cash bonus during 2001. The total amount of the loans to these executive officers was approximately $495,000. The loans have a three-year term with principal and accrued interest, at the rate of 5% per annum, payable at the end of the term.

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Consolidated Statements of Cash Flows

      Supplemental disclosure of cash flow information is as follows:

	2002	2001	2000

	(In thousands)
Cash paid for interest	$5,828	$7,552	$8,003
Additions to capitalized lease obligations	8,749	10,559	10,871
Income taxes paid (net of refunds)	11,048	7,242	10,203

16.     Asset Impairment and Exit Costs

      During the 2001 third quarter, the Company decided to close five stores. This decision followed a review of historical and projected cash flows of the Company’s stores in view of the difficult economic environment in which the Company was operating. As a result of this decision, the Company recognized a charge during the third quarter of 2001 for asset impairment and exit costs totaling $5.8 million. This amount includes an asset impairment charge of approximately $5.0 million related to building, leasehold improvement and equipment write-downs, and an exit cost accrual of approximately $800,000 relating primarily to minimum property lease payments from the post-closure date to the projected sublease date, if applicable, otherwise to the end of the lease term. With respect to the asset impairment charge, fair value was determined by discounting projected cash flow for each location, which is the lowest level of identifiable cash flows largely independent of the cash flows of other groups of assets, over its remaining operating period, including the estimated proceeds from the disposition of such assets. The exit cost accrual is reflected in accrued expenses on the accompanying consolidated balance sheet at December 29, 2002. The balance in the exit cost accrual at December 29, 2002 was approximately $686,000.

17.     Litigation

      The Company is also involved in various other legal actions incidental to its business. In the opinion of management, the ultimate outcome of these matters will not have a material impact on the Company’s operating results, liquidity or financial position.

18.     Supplementary Condensed Consolidating Financial Information of Subsidiary Guarantors

      In the fourth quarter of 2003, the Company issued $125 million aggregate principal amount of 9% Senior Subordinated Notes due 2013. The obligations of the Company under the Senior Subordinated Notes are guaranteed by all of the Company’s subsidiaries, with the exception of certain minor subsidiaries. The guarantees are made on a joint and several basis. The claims of creditors of the non-guarantor subsidiaries have priority over the rights of the Company to receive dividends or distributions from such subsidiaries. Presented below is supplementary condensed consolidating financial information for the Company and the subsidiary guarantors as of December 29, 2002 and December 30, 2001 and for each of the three years in the period ended December 29, 2002.

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet

As of December 29, 2002

	Parent Company	Subsidiary Guarantors	Minor Subsidiaries and Consolidating Adjustments	Consolidated

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,292	$5,019	$—	$8,311
Accounts receivable	2,888	1,912	—	4,800
Intercompany receivables (payable)	(75,700)	82,717	(7,017)	—
Inventories	2,939	15,361	—	18,300
Deferred income taxes	4,255	—	—	4,255
Short-term notes receivable	2,950	—	—	2,950
Other current assets	1,832	457	(1)	2,288

Total current assets	(57,544)	105,466	(7,018)	40,904

Property and equipment, net	348,439	33,114	—	381,553
Other assets	46,664	17,664	(57,994)	6,334

Total assets	$337,559	$156,244	$(65,012)	$428,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,574	$5,827	$(7,117)	$13,284
Accrued payroll and related expenses	10,078	3,250	—	13,328
Accrued expenses	8,307	2,251	(171)	10,387
Deferred revenue	7,213	1,499	—	8,712
Federal, state and local taxes	2,779	5,816	—	8,595
Current portion of long-term debt and capitalized leases	7,926	89	—	8,015

Total current liabilities	50,877	18,732	(7,288)	62,321

Long-term debt, net of current portion	112,324	—	(14,160)	98,164

Capitalized lease obligations, net of current portion	25,341	582	—	25,923

Deferred income taxes	7,796	—	—	7,796

Other liabilities	1,224	3,299	100	4,623

Shareholders’ equity:
Common stock	115,793	44,034	(43,656)	116,171
Accumulated other comprehensive loss, net of tax	(931)	—	—	(931)
Retained earnings	25,135	89,597	(8)	114,724

Total shareholders’ equity	139,997	133,631	(43,664)	229,964

Total liabilities and shareholders’ equity	$337,559	$156,244	$(65,012)	$428,791

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet

As of December 30, 2001

			Minor Subsidiaries
	Parent	Subsidiary	and Consolidating
	Company	Guarantors	Adjustments	Consolidated

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2,883	$3,486	$—	$6,369
Accounts receivable	2,583	1,765	—	4,348
Intercompany receivables (payable)	(59,328)	61,855	(2,527)	—
Inventories	2,453	15,835	—	18,288
Deferred income taxes	3,914	—	—	3,914
Short-term notes receivable	2,025	—	—	2,025
Other current assets	1,333	278	—	1,611

Total current assets	(44,137)	83,219	(2,527)	36,555

Property and equipment, net	295,013	35,540	—	330,553
Other assets	49,249	22,874	(55,801)	16,322

Total assets	$300,125	$141,633	$(58,328)	$383,430

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,535	$5,326	$(2,527)	$11,334
Accrued payroll and related expenses	8,058	2,731	—	10,789
Accrued expenses	7,665	2,002	(177)	9,490
Deferred revenue	4,101	873	—	4,974
Federal, state and local taxes	2,039	5,227	—	7,266
Current portion of long-term debt and capitalized leases	7,814	110	—	7,924

Total current liabilities	38,212	16,269	(2,704)	51,777

Long-term debt, net of current portion	101,291	—	(12,110)	89,181

Capitalized lease obligations, net of current portion	24,824	—	—	24,824

Deferred income taxes	9,576	—	—	9,576

Other liabilities	3,870	—	—	3,870

Shareholders’ equity:
Common stock	110,258	43,884	(43,506)	110,636
Accumulated other comprehensive loss, net of tax	(490)	—	—	(490)
Retained earnings	12,584	81,480	(8)	94,056

Total shareholders’ equity	122,352	125,364	(43,514)	204,202

Total liabilities and shareholders’ equity	$300,125	$141,633	$(58,328)	$383,430

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Earnings
For the Year Ended December 29, 2002

			Minor
			Subsidiaries and
	Parent	Subsidiary	Consolidating
	Company	Guarantors	Adjustments	Consolidated

	(In thousands)
Revenues:
Restaurant sales	$423,218	$57,782	$14,112	$495,112
Commissary sales	—	138,075	(133,275)	4,800

Costs and expenses:	423,218	195,857	(119,163)	499,912
Cost of restaurant sales:
Cost of food and beverage	123,088	19,599	(2,664)	140,023
Payroll and benefits	136,561	14,651	3,099	154,311
Restaurant operating costs	68,407	14,295	3,613	86,315
Cost of commissary sales	—	129,096	(124,608)	4,488
Advertising, general and administrative expenses	1,929	35,748	—	37,677
Depreciation and amortization	23,276	2,251	—	25,527
Preopening costs	4,422	652	—	5,074

	357,683	216,292	(120,560)	453,415

Income from operations	65,535	(20,435)	1,397	46,497

Other (income) expense:
Interest expense, net	4,905	651	—	5,556
Other, net	42,114	(42,232)	—	(118)

	47,019	(41,581)	—	5,438

Earnings before income taxes and cumulative effect of change in accounting principle	18,516	21,146	1,397	41,059
Income taxes	6,434	7,348	486	14,268

Earnings before cumulative effect of change in accounting principle	12,082	13,798	911	26,791

Cumulative effect of change in accounting principle, net of tax	—	(6,123)	—	(6,123)

Net earnings	$12,082	$7,675	$911	$20,668

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Earnings
For the Year Ended December 30, 2001

			Minor
			Subsidiaries and
	Parent	Subsidiary	Consolidating
	Company	Guarantors	Adjustments	Consolidated

	(In thousands)
Revenues:
Restaurant sales	$377,377	$63,498	$—	$440,875
Commissary sales	—	124,156	(120,100)	4,056

	377,377	187,654	(120,100)	444,931
Costs and expenses:
Cost of restaurant sales:
Cost of food and beverage	113,411	22,507	(6,856)	129,062
Payroll and benefits	122,454	15,555	—	138,009
Restaurant operating costs	60,719	16,537	(468)	76,788
Cost of commissary sales	—	116,584	(112,776)	3,808
Advertising, general and administrative expenses	1,949	28,030	—	29,979
Depreciation and amortization	19,971	2,164	—	22,135
Preopening costs	5,232	422	—	5,654
Asset impairment and exit costs	5,798	—	—	5,798

	329,534	201,799	(120,100)	411,233

Income from operations	47,843	(14,145)	—	33,698

Other (income) expense:
Interest expense, net	6,254	356	—	6,610
Other, net	37,463	(37,274)	—	189

	43,717	(36,918)	—	6,799

Earnings before income taxes	4,126	22,773	—	26,899

Income taxes	1,434	7,913	—	9,347

Net earnings	$2,692	$14,860	$—	$17,552

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Earnings
For the Year Ended December 31, 2000

			Minor Subsidiaries
	Parent	Subsidiary	and Consolidating
	Company	Guarantors	Adjustments	Consolidated

	(In thousands)
Revenues:
Restaurant sales	$316,628	$57,072	$—	$373,700
Commissary sales	—	101,436	(97,874)	3,562

	316,628	158,508	(97,874)	377,262
Costs and expenses:
Cost of restaurant sales:
Cost of food and beverage	95,194	19,995	(5,709)	109,480
Payroll and benefits	101,257	13,772	—	115,029
Restaurant operating costs	50,360	14,848	(390)	64,818
Cost of commissary sales	—	95,116	(91,775)	3,341
Advertising, general and administrative expenses	788	23,692	—	24,480
Depreciation and amortization	16,712	1,490	—	18,202
Preopening costs	4,520	185	—	4,705

	268,831	169,098	(97,874)	340,055

Income from operations	47,797	(10,590)	—	37,207

Other (income) expense:
Interest expense, net	7,574	(176)	—	7,398
Other, net	31,691	(31,667)	—	24

	39,265	(31,843)	—	7,422

Earnings before income taxes	8,532	21,253	—	29,785

Income taxes	2,986	7,439	—	10,425

Net earnings	$5,546	$13,814	$—	$19,360

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 29, 2002

			Minor
			Subsidiaries
	Parent	Subsidiary	and Consolidating
	Company	Guarantors	Adjustments	Consolidated

	(In thousands)
Cash flows from operating activities:
Net earnings	$12,082	$7,675	$911	$20,668
Cumulative effect of change in accounting principal, net	—	6,123	—	6,123
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization — property and equipment and goodwill	23,276	2,251	—	25,527
Amortization of debt issuance costs	380	—	—	380
Deferred income taxes	1,845	—	—	1,845
(Gain) loss on the sale and involuntary conversion of assets	(63)	—	—	(63)
Changes in assets and liabilities
Accounts receivable	(305)	(147)	—	(452)
Inventories	(486)	474	—	(12)
Other current assets	(499)	(178)	—	(677)
Accounts payable	13,883	(11,926)	(7)	1,950
Deferred revenue	3,112	626	—	3,738
Accrued payroll and other accrued expenses	3,402	1,357	7	4,766
Tax benefit derived from exercise of stock options	1,100	—	—	1,100

Net cash provided by operating activities	57,727	6,255	911	64,893

Cash flows from investing activities:
Additions to property and equipment	(64,989)	(4,722)	—	(69,711)
Proceeds from the sale and involuntary conversion of assets	2,018	—	—	2,018
Other, net	(172)	—	(911)	(1,083)

Net cash used in investing activities	(63,143)	(4,722)	(911)	(68,776)

Cash flows from financing activities:
Proceeds from long-term debt	9,000	—	—	9,000
Payments on long-term debt and capitalized lease obligations	(7,610)	—	—	(7,610)
Exercise of employee incentive stock options and issuances under stock purchase plan	4,435	—	—	4,435

Net cash provided by financing activities	5,825	—	—	5,825

Increase in cash and cash equivalents	409	1,533	—	1,942
Cash and cash equivalents at beginning of the year	2,883	3,486	—	6,369

Cash and cash equivalents at end of the year	$3,292	$5,019	$—	$8,311

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 30, 2001

			Minor Subsidiaries
	Parent	Subsidiary	and Consolidating
	Company	Guarantors	Adjustments	Consolidated

	(In thousands)
Cash flows from operating activities:
Net earnings	$2,692	$14,860	$—	$17,552
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization — property and equipment and goodwill	19,971	2,164	—	22,135
Amortization of debt issuance costs	237	—	—	237
Deferred income taxes	(1,336)	—	—	(1,336)
(Gain) loss on the sale and involuntary conversion of assets	104	—	—	104
Asset impairment and exit costs	5,798	—	—	5,798
Changes in assets and liabilities:
Accounts receivable	(177)	(535)	—	(712)
Inventories	(475)	(5,208)	—	(5,683)
Other current assets	(2,129)	(114)	—	(2,243)
Accounts payable	442	(1,553)	(194)	(1,305)
Deferred revenue	765	873	—	1,638
Accrued payroll and other accrued expenses	1,408	7,105	194	8,707
Tax benefit derived from exercise of stock options	1,816	—	—	1,816

Net cash provided by operating activities	29,116	17,592	—	46,708

Cash flows from investing activities:
Additions to property and equipment	(59,333)	(14,134)	—	(73,467)
Proceeds from the sale and involuntary conversion of assets	1,355	—	—	1,355
Other, net	(860)	—	—	(860)

Net cash used in investing activities	(58,838)	(14,134)	—	(72,972)

Cash flows from financing activities:
Proceeds from long-term debt	38,700	—	—	38,700
Payments on long-term debt and capitalized lease obligations	(49,573)	—	—	(49,573)
Debt issuance cost	(659)	—	—	(659)
Net proceeds from sale of common stock	41,744	—	—	41,744
Exercise of employee incentive stock options and issuances under stock purchase plan	5,022	—	—	5,022
Repurchase of common stock	(5,153)	—	—	(5,153)

Net cash provided by financing activities	30,081	—	—	30,081

Increase in cash and cash equivalents	359	3,458	—	3,817
Cash and cash equivalents at beginning of the year	2,524	28	—	2,552

Cash and cash equivalents at end of the year	$2,883	$3,486	$—	$6,369

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2000

			Minor
			Subsidiaries and
	Parent	Subsidiary	Consolidating
	Company	Guarantors	Adjustments	Consolidated

	(In thousands)
Cash flows from operating activities:
Net earnings	$5,546	$13,814	$—	$19,360
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization — property and equipment and goodwill	16,712	1,490	—	18,202
Amortization of debt issuance costs	139	—	—	139
Deferred income taxes	2,052	—	—	2,052
(Gain) loss on the sale and involuntary conversion of assets	10	—	—	10
Changes in assets and liabilities:
Accounts receivable	(981)	(460)	—	(1,441)
Inventories	(295)	(3,534)	145	(3,684)
Other current assets	(562)	(37)	(15)	(614)
Accounts payable	1,053	2,751	(483)	3,321
Deferred revenue	465	297	—	762
Accrued payroll and other accrued expenses	654	167	714	1,535
Tax benefit derived from exercise of stock options	368	—	—	368

Net cash provided by operating activities	25,161	14,488	361	40,010

Cash flow from investing activities:
Additions to property and equipment	(50,624)	(6,172)	—	(56,796)
Acquisition of company, net of cash acquired	—	(15,849)	—	(15,849)
Proceeds from the sale and involuntary conversion of assets	293	—	—	293
Other, net	(5,559)	5,976	(361)	56

Net cash used in investing activities	(55,890)	(16,045)	(361)	(72,296)

Cash flows from financing activities:
Proceeds from long-term debt	38,000	—	—	38,000
Payments on long-term debt and capitalized lease obligations	(7,099)	—	—	(7,099)
Debt issuance costs	(348)	—	—	(348)
Exercise of employee incentive stock options and issuances under stock purchase plan	1,691	—	—	1,691
Repurchase of common stock	(584)	—	—	(584)

Net cash provided by financing activities	31,660	—	—	31,660

Increase (decrease) in cash and cash equivalents	931	(1,557)	—	(626)
Cash and cash equivalents at beginning of the year	1,593	1,585	—	3,178

Cash and cash equivalents at end of the year	$2,524	$28	$—	$2,552

O’CHARLEY’S INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.     Subsequent Events

      On January 27, 2003, the Company acquired Ninety Nine Restaurant and Pub (“Ninety Nine”), a casual dining chain based in Woburn, Massachusetts. The Company acquired Ninety Nine for $116 million in cash and approximately 2.35 million shares of its common stock, plus the assumption of certain liabilities. In addition to the purchase price, the Company has agreed to pay a total of $1.0 million per year, plus accrued interest, on each of January 1, 2004, 2005, 2006 and 2007, to certain key employees of Ninety Nine who the Company continues to employ at the time of such payments. Of the stock portion of the purchase price, the Company delivered approximately 941,000 shares at closing, and will deliver approximately 408,000 shares on each of the first, second, and third anniversaries of the closing and 94,000 shares on each of the fourth and fifth anniversaries of the closing.

      The transaction will be accounted for using the purchase method of accounting as required by SFAS No. 141 and, accordingly, the results of operations of Ninety Nine will be included in the Company’s consolidated financial statements from the date of acquisition. The Ninety Nine concept is being operated as a wholly owned subsidiary of the Company. The Company is in the process of determining the preliminary allocation of the purchase price to the acquired net assets, but such process has not been completed.

      On January 27, 2003, the Company entered into a new credit facility for the purpose of purchasing Ninety Nine, retiring the previous revolving credit facility and providing capital for future growth. The new credit facility is comprised of a revolving credit facility in the maximum principal amount of $200 million and a term loan in the original principal amount of $100 million. The revolving credit facility matures on January 27, 2007 and the term loan matures on January 27, 2009. The term loan provides for scheduled quarterly principal amortization of $2.5 million commencing June 30, 2003 and ending March 31, 2008 and quarterly principal amortization of $16.5 million commencing June 30, 2008, with a final payment of $17.0 million due at maturity.

      Amounts outstanding under the new revolving credit facility bear interest, at the Company’s option, at either LIBOR plus a specified margin ranging from 2.25% to 3.0% based on certain financial ratios or the base rate, which is the higher of the lender’s prime rate and the federal funds rate plus 0.5%, plus a specified margin ranging from 1.0% to 1.75% based on certain financial ratios. Amounts outstanding under the term loan bear interest, at the Company’s option, at either LIBOR plus 4.0% or the base rate plus 2.75%. The new credit facility imposes restrictions on the Company with respect to the incurrence of additional indebtedness, sales of assets, mergers, acquisitions, joint ventures, investments, repurchases of stock and the payment of dividends. In addition, the credit facility requires the Company to comply with certain specified financial covenants, including covenants relating to maximum adjusted debt to EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) ratio, maximum leverage, minimum fixed charge coverage ratio, minimum asset coverage ratio and minimum capital expenditures ratio.

      Future minimum operating lease payments for the Company, including lease obligations of Ninety Nine, are as follows: (in thousands)

2003	$16,900
2004	16,647
2005	16,538
2006	16,643
2007	16,519
Thereafter	187,375

$270,622

      Also, see Note 18.